Exhibit 99.1

EG Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants

New York, New York, July 15, 2021 – EG Acquisition Corp. (the “Company”) announced today that, commencing July 16, 2021, holders of the 22,500,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on The New York Stock Exchange under the symbols “EGGF” and “EGGFW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The New York Stock Exchange under the symbol “EGGFU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company is a newly organized blank check company formed for the purpose of effecting a business combination with one or more businesses. The Company is not subject to any restrictions or limitations regarding the industry in which a target business may operate. However, there are certain sectors that the Company believes are particularly complemented by the expertise and relationships of its sponsor’s affiliates, EnTrust Global and GMF Capital, including transportation and real assets, financial services, financial services technology, healthcare, real estate, and sustainability-focused businesses.

The units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as the sole book-running manager and I-Bankers Securities, Inc. acted as co-manager for the offering. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on May 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained on the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at ProspectusDelivery@btig.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk factors” section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Hiltzik Strategies

Meghan Kilkenny, Chris Cunningham

EnTrust@hstrategies.com

+1 (212) 792-9338